Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-193001, 333-263991, and 333-267382) on Form S-8 of our reports dated June 20, 2025, with respect to the consolidated financial statements of Smith & Wesson Brands, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Nashville, Tennessee

June 20, 2025